SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-1004

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): AUGUST 2, 2001

E-STAMP CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	0-27417 (COMMISSION FILE NUMBER)	76-0518568 (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

2051 STIERLIN COURT
MOUNTAIN VIEW, CA 94043
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(650) 919-7500
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 5. OTHER EVENTS

On August 1, 2001, E-Stamp Corporation (the “Company”) received notification from the Nasdaq Listing Qualifications Panel that the panel had determined to delist the Company’s common stock from quotation on The Nasdaq Stock Market effective with the opening of business on August 2, 2001, due to the Company’s failure to meet the minimum per share bid price required for continued listing. Effective with the opening of business, August 2, 2001, the Company’s common stock began trading on the OTC Bulletin Board. The Company issued a press release on August 2, 2001 announcing the delisting and the Company’s second quarter 2001 results. A copy of the Company’s press release is attached hereto as Exhibit 99.1.

The delisting may impact adversely the liquidity of the Company’s securities, not only in the number of shares which can be bought or sold, but also through delays in the timing of transactions and reductions in potential security analysts and media coverage. This may reduce the demand for the Company’s common stock and the trading price of the Company’s securities. The delisting will greatly impair the Company’s ability to raise additional working capital.

As a consequence of the delisting, the Company’s common stock is subject to regulation as a “penny stock.” The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price or exercise price less than $5.00 per share, subject to certain exceptions, including listing on the Nasdaq National Market or the Nasdaq SmallCap Market. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer is also subject to additional sales practice requirements. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell the Company’s securities and may affect the ability of holders to sell these securities in the secondary market and the price at which such holders can sell such securities.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

     (C)  Exhibits

     99.1 Press release of the Company dated August 2, 2001.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 3, 2001		E-STAMP CORPORATION

	By:	/s/ Edward Malysz

Edward Malysz
Vice President and General Counsel

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION

99.1	Press release of the Company dated August 2, 2001